UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

PLUM ACQUISITION CORP. I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 13, 2023

2021 Fillmore St.
#2089 San Francisco,
California 94115

This proxy statement, dated September 8, 2023, supplements the definitive proxy statement (the “Proxy Statement”) filed by Plum Acquisition Corp. I (“Plum” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2023, and made available to Plum’s shareholders in connection with the solicitation of proxies by the Board of Directors of Plum (the “Board”) for the extraordinary general meeting of shareholders to be held on September 13, 2023 and any adjournment or postponement thereof (the “Meeting”).

This supplement is being filed with the SEC and is being made available to shareholders on or about September 8, 2023. Only shareholders of record as of the close of business on August 10, 2023, are entitled to receive notice of and to vote at the Annual Meeting.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extend that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Removal of Proposal 2 From Shareholder Consideration.

On September 8, 2023, the Board determined not to seek shareholder approval of Plum’s Proposal 2, a proposal to reduce the Trust Account to an amount equal to $20,000,000. Proposal 2 is withdrawn and will not be considered or voted upon at the Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting.

Although the Board believes that Proposal 2 was appropriately proposed by Plum, upon review and careful consideration of feedback from shareholders and other relevant factors, the Board has determined to withdraw Proposal 2 from shareholder consideration for the upcoming Meeting. Notwithstanding the foregoing, the Board reserves the right to revisit the possibility of reducing the amount held in trust at any point in the future.

The record date for determining the shareholders entitled to notice of, and to vote at, the Meeting has been set and remains as the close of business on August 10, 2023.

As a result of the removal of Proposal 2 from shareholder consideration at the Meeting, Plum notes the following important matters regarding voting:

•	Plum will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 2.
•	Any proxy card or voting instructions received in the future for Proposals 1 or 3 will be valid.
•	Proxy cards or voting instructions received with direction on Proposal 2 will not be voted on Proposal 2. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposals 1 and 3) will remain valid and will be voted on as directed.
•	If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On August 28, 2023, Plum filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from Plum’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PLUM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Plum with the SEC for no charge at the SEC’s website at www.sec.gov.

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